UNITED STATES
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The Goldman Sachs Group, Inc.

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The Goldman Sachs Group, Inc. | 85 Broad Street | New York, New York 10004

LLOYD C. BLANKFEIN IS NOMINATED FOR ELECTION
TO GOLDMAN SACHS BOARD

NEW YORK, February 11, 2003 — The Board of Directors of The Goldman Sachs Group, Inc. (NYSE: GS) announced today the nomination of Lloyd C. Blankfein to stand for election as a Director at the Corporation’s Annual Shareholder Meeting on April 1st, 2003 in New York City in light of Robert J. Hurst’s retirement from the Board. Mr. Blankfein is Vice Chairman of Goldman Sachs with management responsibility for the Fixed Income, Currency and Commodities (FICC) and the Equities Divisions.

“Lloyd’s experience across global markets and superior insight into our industry and our firm will be of significant benefit to the Board and our shareholders,” said Henry M. Paulson, Jr., Chairman and Chief Executive Officer. “We also want to thank Bob Hurst for his service to the Board, and the outstanding contribution he has made to Goldman Sachs in the course of his career.”

Mr. Blankfein, who received an A.B. from Harvard College and a J.D. from Harvard Law School, joined the firm in 1982 from a private law firm. He was named head of the J. Aron Currency and Commodities Division in 1994, and co-head of FICC upon its formation in 1997. He was named a Partner of Goldman Sachs in 1988, a Managing Director in 1996 and a member of the firm’s Management Committee in 1999.

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Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

This press release has been issued by The Goldman Sachs Group, Inc. (the “Company”).  The Company anticipates distributing its proxy statement for the 2003 Annual Meeting on or about February 27 and shareholders are encouraged to read the proxy statement, which will contain important information about the Company.   Investors may obtain copies of the proxy statement and the Company’s other SEC filings free of charge from the SEC’s website, www.sec.gov.

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Media Contact: Tel:	Peter Rose 212-902-5400	Investor Contact: Tel:	John Andrews 212-357-2674